[SECURED SERVICES LETTERHEAD]



           SECURED SERVICES NAMES NEW BOARD MEMBER EDWARD SCHWARTZ

               INDUSTRY EXPERT IN SECURITY BRINGS PRIVATE SECTOR
                       AND GOVERNMENT EXPERIENCE TO BOARD

NEW YORK, NY, NOVEMBER 28 -- Secured Services Inc. (OTC Bulletin Board: SSVC), a leader in identity management and secure network access software and services, today named industry veteran Edward Schwartz to its Board of Directors.

"Edward Schwartz is a great addition to our Board of Directors," said Robert Skinner, president and chief executive officer of Secured Services. "He brings a depth of security and business expertise that few people have, including experience in both security software companies and vertical markets that will be critical to our future success, including banking and the state and federal government."

Mr. Schwartz, the Chief Technology Officer for ManTech Security Technologies Corporation, has 25 years of experience in information technology, including security, data privacy, risk management, compliance, engineering, technical operations and program management. Other executive management positions held by Mr. Schwartz include Chief Technology Officer for Securevision LLC, a security and risk management consulting firm whose clients included netForensics, the U.S. Department of State, and Updata Capital. Mr. Schwartz has also held the positions of Executive Vice President of Operations at Predictive Systems, Inc., Chief Operating Officer at Guardent, Inc., Chief Information Security Officer
(CISO) at Nationwide Insurance Enterprise and national practice leader, information risk management at Crowe, Chizek and Company LLP.

Mr. Schwartz has published many articles regarding best practices in security and data privacy and is a regular speaker at major industry events, including the RSA Conference, InfoSec, the CIO Summit, and other events. Mr. Schwartz has served as an advisor for a number of public and private organizations and U.S. Government sponsored activities, including LogiKeep Corporation, Information Privacy Trust, and the Workgroup for the Computerization of Behavioral Health and Human Services Records. He is a former member of the Executive Committee and Lab Governance Committee of the Banking I/T Secretariat (BITS) of the Financial Services Roundtable, and operations director of the Financial Services Information Sharing and Analysis Center (FS-ISAC).
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About Secured Services:

Secured Services delivers Secured User Management software for identity-based management of enterprise IT security, operations, and regulatory compliance. Deploying rapidly and without disruption to any infrastructure, IdentipriseTM is a comprehensive identity and network access management solution for complete administration, security, and audit of a user's application and network access privileges, both wired and wireless. SECURE THE USER. SECURE THE CONNECTION. EVERYWHERE. Learn more at secured-services.com. Investor inquiries contact Bill Arnold, Crosslink Financial Communications (415) 388-4675. Media inquiries contact Bruce Lovett (703) 599-9943, blovett@secured-services.com.

Forward-Looking Statement

STATEMENTS MADE IN THIS NEWS RELEASE THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. REFERENCE IS MADE TO SECURED SERVICES ("THE COMPANY") PUBLIC FILINGS WITH THE US SECURITIES AND EXCHANGE COMMISSION FOR FURTHER INFORMATION REGARDING THE COMPANY AND ITS OPERATIONS.

(SOURCE: SECURED SERVICES)